UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 13D
Under the Securities Exchange Act of 1934
(Amendment No. 7)
Grupo Aeropotuario del Sureste, S.A.B. de C.V.

(Name of Issuer)
American Depositary Shares, as evidenced by American Depositary Receipts, each representing ten Series B Shares
Series B Shares, without par value

(Title of Class of Securities)
40051E202

(CUSIP Number)
Fernando Chico Pardo
c/o Promecap, S.C.
Bosque de Alisos No. 47A-3, Bosques de las Lomas
CP 05120, Mexico, D.F., Mexico
+52 55 1105 0800
With a copy to:
Milbank, Tweed, Hadley & McCloy LLP
One Chase Manhattan Plaza
New York, New York 10005
(212) 530-5735
Attention: Roland Hlawaty

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)
May 21, 2008

(Date of Event which Requires Filing of This Statement)
If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐.
Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.
*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	40051E202

1	NAMES OF REPORTING PERSONS Fernando Chico Pardo

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

	PF

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	United Mexican States

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		68,743,735

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		68,743,735

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	68,743,735

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	24.8%

14	TYPE OF REPORTING PERSON

	IN

CUSIP No.	40051E202

1	NAMES OF REPORTING PERSONS Agrupación Aeroportuaria Internacional II, S.A. de C.V.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

	AF

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	United Mexican States

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		46,693,735

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		46,693,735

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	46,693,735

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	16.9%

14	TYPE OF REPORTING PERSON

	CO

CUSIP No.	40051E202

1	NAMES OF REPORTING PERSONS Agrupación Aeroportuaria Internacional, S.A. de C.V.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

	OO and BK

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	United Mexican States

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		68,743,735

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		68,743,735

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	68,743,735

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	24.8%

14	TYPE OF REPORTING PERSON

	CO

Amendment No. 7 to Schedule 13D
     The Reporting Persons (as defined below) hereby amend and supplement the statement on Schedule 13D filed with the Securities and Exchange Commission (the “Commission”) on April 9, 2007, as amended by Amendment No. 1 thereto filed on May 14, 2007, Amendment No. 2 thereto filed on June 4, 2007, Amendment No. 3 thereto filed on June 5, 2007, Amendment No. 4 thereto filed on June 20, 2007, as amended and restated by Amendment No. 5 thereto filed on June 20, 2007 and as amended by Amendment No. 6 thereto filed on August 22, 2007 to, among other things, reflect the Reporting Persons’ acquisition of series B shares (“Series B Shares”) (including Series B Shares underlying the American Depositary Receipts (“ADSs”)) of Grupo Aeropotuario del Sureste, S.A.B. de C.V., a limited liability publicly traded corporation with variable capital stock (sociedad anónima bursátil de capital variable) (the “Company”), organized under the laws of the United Mexican States (“Mexico”). According to its public filings with the Commission, the Company, through its subsidiaries, operates airports in the Southeastern region of Mexico. Defined terms used but not defined herein shall have the respective meanings given to such terms in Amendment No. 5 or Amendment No. 6.

Item 2.	Identity and Background

Item 2 is hereby amended by adding the following paragraph at the end of the Item:

AAI-1 has merged with and into AAI with AAI surviving. Upon the merger, all of the assets and liabilities of AAI-I became assets and liabilities of AAI.

Item 3.	Source and Amount of Funds or Other Consideration

Item 3 is hereby amended by adding at the end of the Item the following paragraph:

Purchaser acquired an additional 3,697,200 Shares in the open market with funds it received indirectly pursuant to an equity investment by Mr. Chico and a draw down from the Loan Facility. The acquisitions were made pursuant to a draw down of $9.1 million from the Loan Facility and a $9.5 million equity investment from Mr. Chico.

Item 5.	Interest in Securities of the Issuer[1]

Item 5 is hereby amended by deleting paragraphs a) through c) and replacing them with the following:

(a)

		(i)	Mr. Chico beneficially owns 68,743,735 Shares representing 24.8% of the total issued and outstanding Shares.

		(ii)	Purchaser beneficially owns 46,693,735 Shares representing 16.9% of the total issued and outstanding Shares.

		(iii)	AAI beneficially owns 68,743,735 Shares representing 24.8% of the total issued and outstanding Shares.

		(iv)	Mr. Luis Chico beneficially owns 150,000 Shares representing 0.1% of the total issued and outstanding Shares.

(b)

		(i)	Mr. Chico has the shared power to vote and dispose of 68,743,735 Shares with Purchaser and AAI.

		(ii)	Purchaser has the shared power to vote and dispose of 46,693,735 Shares with Mr. Chico and AAI.

		(iii)	AAI has the shared power to vote and dispose of 68,743,735 Shares with Mr. Chico and Purchaser.

[1]	Excludes the Series BB Shares held by ITA.

(iv) Mr. Luis Chico has the sole power to vote and dispose of 150,000 Shares.

(c) The trading dates, number of Shares purchased and sold and price per Share for all transactions in the Shares during the past 60 days by the Reporting Persons or Mr. Luis Chico are set forth in Annex A and were all effected in broker transactions.

Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

Item 6 is hereby amended by deleting the last paragraph thereof and replacing it with following paragraph:

Pursuant to the Loan Facility, Purchaser and Merrill Lynch International Bank Limited (London Branch) have entered into a Restricted Stock Certificate and Agreement, dated August 2007, evidencing the granting by Purchaser of a security interest in 3,500,000 Shares in certain accounts held by Merrill Lynch, Pierce, Fenner & Smith Incorporated for the account of Purchaser as security for the performance of the obligations and payment of liabilities in connection with the Loan Facility.

Item 7.	Material to be Filed as Exhibits.

Item 7 is hereby amended to add the following:

Exhibit D: Restricted Stock Certificate and Agreement between Agrupacion Aeroportuaria International II, S.A. de C.V. and Merrill Lynch International Bank Limited (London Branch), dated August 2007.

SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.
DATED: May 23, 2008

FERNANDO CHICO PARDO

/s/ Fernando Chico Pardo

AGRUPACIÓN AEROPORTUARIA
INTERNACIONAL II, S.A. DE C.V

By:	/s/ Fernando Chico Pardo

	Name:	Fernando Chico Pardo
	Title:	Attorney in fact

AGRUPACIÓN AEROPORTUARIA INTERNACIONAL,
S.A. DE C.V.

By:	/s/ Fernando Chico Pardo

	Name:	Fernando Chico Pardo
	Title:	Attorney in fact

ANNEX A
TRANSACTIONS IN THE SHARES
Transactions by Agrupación Aeroportuaria Internacional II, S.A. de C.V.

Date of	Number of Shares	Price per Share
Transaction	Purchased (ADS)	(US$)

5/14/2008	91	$52.58
5/14/2008	91	$52.58
5/14/2008	909	$52.58
5/14/2008	7,909	$52.58
5/14/2008	1,000	$52.58
5/20/2008	100	$53.07
5/20/2008	100	$53.12
5/20/2008	100	$53.12
5/20/2008	100	$53.12
5/20/2008	100	$53.23
5/20/2008	100	$53.25
5/20/2008	100	$53.18
5/20/2008	100	$53.18
5/20/2008	100	$53.22
5/20/2008	100	$53.25
5/20/2008	100	$53.25
5/20/2008	100	$53.25
5/20/2008	100	$53.25
5/20/2008	100	$53.15
5/20/2008	100	$53.15
5/20/2008	100	$53.15
5/20/2008	100	$53.15
5/20/2008	100	$53.15
5/20/2008	100	$53.15
5/20/2008	100	$53.25
5/20/2008	100	$53.25
5/20/2008	100	$53.25
5/20/2008	100	$53.20
5/20/2008	100	$53.21
5/20/2008	100	$53.21
5/20/2008	15	$53.25
5/20/2008	85	$53.25
5/20/2008	100	$53.25
5/20/2008	100	$53.25
5/20/2008	100	$53.25
5/20/2008	100	$53.16
5/20/2008	100	$53.22
5/20/2008	100	$53.23
5/20/2008	100	$53.25
5/20/2008	100	$53.17
5/20/2008	100	$53.17
5/20/2008	100	$53.55
5/20/2008	100	$53.50

Date of	Number of Shares	Price per Share
Transaction	Purchased (ADS)	(US$)

5/20/2008	100	$53.55
5/20/2008	100	$53.55
5/20/2008	100	$53.55
5/20/2008	200	$53.55
5/20/2008	100	$53.55
5/20/2008	100	$53.52
5/20/2008	31	$53.52
5/20/2008	169	$53.55
5/20/2008	100	$53.55
5/20/2008	100	$53.55
5/20/2008	100	$53.55
5/20/2008	7	$53.55
5/20/2008	93	$53.55
5/20/2008	100	$53.55
5/20/2008	100	$53.50
5/20/2008	100	$53.50
5/20/2008	100	$53.50
5/20/2008	100	$53.50
5/20/2008	300	$53.50
5/20/2008	100	$53.50
5/20/2008	100	$53.50
5/20/2008	200	$53.50
5/20/2008	100	$53.50
5/20/2008	100	$53.50
5/20/2008	100	$53.50
5/20/2008	100	$53.50
5/20/2008	100	$53.49
5/20/2008	100	$53.50
5/20/2008	100	$53.50
5/20/2008	94	$53.55
5/20/2008	6	$53.55
5/20/2008	100	$53.55
5/20/2008	100	$53.55
5/20/2008	100	$53.54
5/20/2008	100	$53.54
5/20/2008	100	$53.55
5/20/2008	100	$53.55
5/20/2008	100	$53.55
5/20/2008	100	$53.53
5/20/2008	100	$53.53
5/20/2008	100	$53.51
5/20/2008	100	$53.44
5/20/2008	100	$53.33
5/20/2008	51	$53.42
5/20/2008	49	$53.51
5/20/2008	100	$53.38
5/20/2008	51	$53.55
5/20/2008	49	$53.55
5/20/2008	51	$53.55
5/20/2008	49	$53.55
5/20/2008	51	$53.50
5/20/2008	49	$53.55

Date of	Number of Shares	Price per Share
Transaction	Purchased (ADS)	(US$)

5/20/2008	51	$53.54
5/20/2008	49	$53.55
5/20/2008	51	$53.54
5/20/2008	49	$53.54
5/20/2008	100	$53.55
5/20/2008	100	$53.55
5/20/2008	100	$53.53
5/20/2008	100	$53.52
5/20/2008	100	$53.54
5/20/2008	100	$53.55
5/20/2008	100	$53.55
5/20/2008	100	$53.55
5/20/2008	100	$53.55
5/20/2008	100	$53.55
5/20/2008	100	$53.55
5/20/2008	100	$53.55
5/21/2008	100	$53.28
5/21/2008	100	$53.27
5/21/2008	100	$53.26
5/21/2008	100	$53.26
5/21/2008	100	$53.20
5/21/2008	100	$53.20
5/21/2008	100	$53.26
5/21/2008	100	$53.26
5/21/2008	100	$53.26
5/21/2008	100	$53.26
5/21/2008	100	$53.26
5/21/2008	100	$53.28
5/21/2008	100	$53.21
5/21/2008	100	$53.29
5/21/2008	100	$53.29
5/21/2008	100	$53.18
5/21/2008	100	$53.28
5/21/2008	100	$53.19
5/21/2008	100	$53.18
5/21/2008	100	$53.18
5/21/2008	100	$53.18
5/21/2008	100	$53.18
5/21/2008	100	$53.18
5/21/2008	100	$53.14
5/21/2008	100	$53.18
5/21/2008	200	$53.13
5/21/2008	100	$53.18
5/21/2008	100	$53.18
5/21/2008	100	$53.18
5/21/2008	100	$53.20
5/21/2008	100	$53.17
5/21/2008	100	$53.13
5/21/2008	100	$53.13
5/21/2008	100	$53.13
5/21/2008	100	$53.14
5/21/2008	100	$53.07

Date of	Number of Shares	Price per Share
Transaction	Purchased (ADS)	(US$)

5/21/2008	200	$53.00
5/21/2008	100	$53.04
5/21/2008	100	$53.00
5/21/2008	100	$53.00
5/21/2008	200	$53.02
5/21/2008	100	$53.00
5/21/2008	100	$53.00
5/21/2008	100	$53.00
5/21/2008	100	$53.10
5/21/2008	100	$53.00
5/21/2008	100	$53.00
5/21/2008	100	$53.14
5/21/2008	200	$53.14
5/21/2008	100	$53.15
5/21/2008	100	$53.13
5/21/2008	100	$53.14
5/21/2008	100	$53.14
5/21/2008	200	$53.15
5/21/2008	100	$53.14
5/21/2008	100	$53.15
5/21/2008	200	$53.15
5/21/2008	100	$53.15
5/21/2008	100	$53.15
5/21/2008	100	$53.15
5/21/2008	100	$53.15
5/21/2008	100	$53.15
5/21/2008	100	$53.20
5/21/2008	100	$53.20
5/21/2008	100	$53.20
5/21/2008	100	$53.20
5/21/2008	100	$53.23
5/21/2008	100	$53.22
5/21/2008	100	$53.21
5/21/2008	100	$53.21
5/21/2008	100	$53.21
5/21/2008	100	$53.21
5/21/2008	100	$53.21
5/21/2008	100	$53.11
5/21/2008	100	$53.11
5/21/2008	100	$53.11
5/21/2008	100	$53.11
5/21/2008	100	$53.07
5/21/2008	100	$53.09
5/21/2008	100	$53.15
5/21/2008	100	$53.15
5/21/2008	100	$53.14
5/21/2008	100	$53.12
5/21/2008	100	$53.12
5/21/2008	100	$53.12
5/21/2008	100	$53.19
5/21/2008	100	$53.20
5/21/2008	10	$53.19

Date of	Number of Shares	Price per Share
Transaction	Purchased (ADS)	(US$)

5/21/2008	100	$53.20
5/21/2008	100	$53.20
5/21/2008	100	$53.20
5/21/2008	90	$53.20
5/21/2008	100	$53.20
5/21/2008	100	$53.31
5/21/2008	100	$53.31
5/21/2008	100	$53.34
5/21/2008	100	$53.31
5/21/2008	100	$53.31
5/21/2008	100	$53.31
5/21/2008	100	$53.31
5/21/2008	100	$53.31
5/21/2008	100	$53.31
5/21/2008	100	$53.13
5/21/2008	200	$53.10
5/21/2008	100	$53.15
5/21/2008	100	$53.15
5/21/2008	200	$53.25
5/21/2008	100	$53.15
5/21/2008	100	$53.15
5/21/2008	100	$53.15
5/21/2008	100	$53.15
5/21/2008	100	$53.26
5/21/2008	100	$53.15
5/21/2008	100	$53.15
5/21/2008	100	$53.15
5/21/2008	100	$53.15
5/21/2008	100	$53.15
5/21/2008	200	$53.26
5/21/2008	100	$53.15
5/21/2008	100	$53.15
5/21/2008	100	$53.15
5/21/2008	100	$53.26
5/21/2008	100	$53.27
5/21/2008	100	$53.26
5/21/2008	100	$53.26
5/21/2008	100	$53.26
5/21/2008	100	$53.27
5/21/2008	100	$53.31
5/21/2008	100	$53.31
5/21/2008	100	$53.33
5/21/2008	100	$53.38
5/21/2008	100	$53.32
5/21/2008	100	$53.26
5/21/2008	100	$53.26
5/21/2008	100	$53.26
5/21/2008	100	$53.26
5/21/2008	100	$53.26
5/21/2008	100	$53.26
5/21/2008	100	$53.26
5/21/2008	100	$53.26

Date of	Number of Shares	Price per Share
Transaction	Purchased (ADS)	(US$)

5/21/2008	100	$53.26
5/21/2008	100	$53.26
5/21/2008	100	$53.26
5/21/2008	100	$53.26
5/21/2008	100	$53.26
5/21/2008	100	$53.24
5/21/2008	100	$53.20
5/21/2008	100	$53.06
5/21/2008	100	$53.06
5/21/2008	100	$53.06
5/21/2008	100	$52.97
5/21/2008	100	$53.04
5/21/2008	100	$53.03
5/21/2008	200	$53.05
5/21/2008	100	$53.04
5/21/2008	100	$53.05
5/21/2008	100	$52.98
5/21/2008	200	$53.03
5/21/2008	100	$53.06
5/21/2008	100	$52.97
5/21/2008	100	$52.82
5/21/2008	100	$52.82
5/21/2008	100	$52.92
5/21/2008	100	$52.84
5/21/2008	100	$52.84
5/21/2008	100	$52.84
5/21/2008	100	$52.84
5/21/2008	100	$52.77
5/21/2008	100	$52.68
5/21/2008	100	$52.64
5/21/2008	100	$52.44
5/21/2008	200	$52.56
5/21/2008	100	$52.38
5/21/2008	100	$52.28
5/21/2008	100	$52.28
5/21/2008	400	$52.32
5/21/2008	200	$52.51
5/21/2008	100	$52.63
5/21/2008	100	$52.62
5/21/2008	100	$52.64
5/21/2008	100	$52.55
5/21/2008	100	$52.48
5/21/2008	100	$52.47
5/21/2008	100	$52.48
5/21/2008	100	$52.54
5/21/2008	100	$52.49
5/21/2008	100	$52.43
5/21/2008	100	$52.57
5/21/2008	100	$52.63
5/21/2008	100	$52.49
5/21/2008	100	$52.61
5/21/2008	100	$52.56

Date of	Number of Shares	Price per Share
Transaction	Purchased (ADS)	(US$)

5/21/2008	100	$52.44
5/21/2008	100	$52.23
5/21/2008	100	$52.23
5/21/2008	100	$52.31
5/21/2008	50	$52.22
5/21/2008	50	$52.22
5/21/2008	100	$52.05
5/21/2008	100	$52.05
5/21/2008	100	$52.05
5/21/2008	100	$52.01
5/21/2008	100	$51.86
5/21/2008	100	$51.86
5/21/2008	100	$51.83
5/21/2008	100	$51.81
5/21/2008	100	$51.99
5/21/2008	100	$51.99
5/21/2008	100	$51.87
5/21/2008	100	$51.98
5/21/2008	100	$52.00
5/21/2008	200	$52.15
5/21/2008	100	$52.15
5/21/2008	100	$52.15
5/21/2008	100	$52.15
5/21/2008	100	$52.15
5/21/2008	100	$52.15
5/21/2008	100	$52.15
5/21/2008	100	$52.15
5/21/2008	100	$52.15
5/21/2008	100	$52.15
5/21/2008	100	$52.15
5/21/2008	100	$52.15
5/21/2008	100	$52.15
5/21/2008	100	$52.22
5/21/2008	100	$52.15
5/21/2008	100	$52.22
5/21/2008	100	$52.26
5/21/2008	100	$52.26
5/21/2008	100	$52.27
5/21/2008	100	$52.27
5/21/2008	100	$52.27
5/21/2008	100	$52.27
5/21/2008	100	$52.27
5/21/2008	100	$52.23
5/21/2008	100	$52.23
5/21/2008	100	$52.27
5/21/2008	100	$52.27
5/21/2008	100	$52.27
5/21/2008	100	$52.26
5/21/2008	100	$52.27
5/21/2008	100	$52.11
5/21/2008	100	$52.11
5/21/2008	100	$52.34

Date of	Number of Shares	Price per Share
Transaction	Purchased (ADS)	(US$)

5/21/2008	100	$52.34
5/21/2008	100	$52.20
5/21/2008	100	$52.33
5/21/2008	100	$52.20
5/21/2008	200	$52.20
5/21/2008	100	$52.20
5/21/2008	100	$52.20
5/21/2008	100	$52.20
5/21/2008	100	$52.20
5/21/2008	200	$52.31
5/21/2008	100	$52.30
5/21/2008	100	$52.30
5/21/2008	100	$52.29
5/21/2008	100	$52.28
5/21/2008	100	$52.18
5/21/2008	100	$52.20
5/21/2008	100	$52.20
5/21/2008	100	$52.19
5/21/2008	100	$52.19
5/21/2008	100	$52.22
5/21/2008	100	$52.22
5/21/2008	100	$52.22
5/21/2008	100	$52.22
5/21/2008	100	$52.22
5/21/2008	100	$52.22
5/21/2008	100	$52.21
5/21/2008	100	$52.21
5/21/2008	100	$52.21
5/21/2008	100	$52.21
5/21/2008	100	$52.18
5/21/2008	100	$52.18
5/21/2008	100	$52.18
5/21/2008	100	$52.12
5/21/2008	100	$52.12
5/21/2008	100	$52.13
5/21/2008	200	$52.11
5/21/2008	100	$52.11
5/21/2008	100	$52.11
5/21/2008	100	$52.11
5/21/2008	200	$52.11
5/21/2008	100	$52.11
5/21/2008	100	$52.11
5/21/2008	100	$52.10
5/21/2008	400	$52.01
5/21/2008	100	$52.03
5/21/2008	100	$52.03
5/21/2008	300	$52.01
5/21/2008	200	$52.03
5/21/2008	100	$52.03
5/21/2008	100	$52.03
5/21/2008	400	$52.01
5/21/2008	200	$52.03

Date of	Number of Shares	Price per Share
Transaction	Purchased (ADS)	(US$)

5/21/2008	100	$52.03
5/21/2008	100	$52.03
5/21/2008	100	$52.03
5/21/2008	100	$52.03
5/21/2008	100	$52.05
5/21/2008	200	$52.11
5/21/2008	200	$52.01
5/21/2008	100	$52.01
5/21/2008	100	$52.18
5/21/2008	100	$52.18
5/21/2008	100	$52.17
5/21/2008	200	$52.17
5/21/2008	200	$52.17
5/21/2008	100	$52.18
5/21/2008	200	$52.17
5/21/2008	100	$52.17
5/21/2008	100	$52.17
5/21/2008	100	$52.14
5/21/2008	100	$52.14
5/21/2008	200	$52.14
5/21/2008	100	$52.34
5/21/2008	100	$52.03
5/21/2008	14	$52.03
5/21/2008	100	$52.03
5/21/2008	100	$52.03
5/21/2008	14	$52.03
5/21/2008	86	$52.03
5/21/2008	86	$52.03
5/21/2008	100	$52.03
5/21/2008	14	$52.03
5/21/2008	100	$52.03
5/21/2008	86	$52.03
5/21/2008	14	$52.03
5/21/2008	86	$52.03
5/21/2008	100	$52.08
5/21/2008	100	$52.08
5/21/2008	100	$52.15
5/21/2008	100	$52.17
5/21/2008	100	$52.17
5/21/2008	100	$52.17
5/21/2008	100	$52.31
5/21/2008	100	$52.29
5/21/2008	100	$52.29
5/21/2008	100	$52.29
5/21/2008	100	$52.18
5/21/2008	100	$52.18
5/21/2008	100	$52.18
5/21/2008	100	$52.18
5/21/2008	100	$52.18
5/21/2008	100	$52.18
5/21/2008	100	$52.18
5/21/2008	100	$52.01

Date of	Number of Shares	Price per Share
Transaction	Purchased (ADS)	(US$)

5/21/2008	100	$52.06
5/21/2008	100	$52.06
5/21/2008	100	$52.07
5/21/2008	100	$52.07
5/21/2008	500	$52.07
5/21/2008	100	$52.13
5/21/2008	100	$52.13
5/21/2008	100	$52.10
5/21/2008	300	$52.12
5/21/2008	100	$52.13
5/21/2008	100	$52.13
5/21/2008	100	$52.11
5/21/2008	100	$52.08
5/21/2008	200	$52.07
5/21/2008	100	$52.12
5/21/2008	100	$52.12
5/21/2008	100	$52.13
5/21/2008	100	$52.10
5/21/2008	100	$52.11
5/21/2008	100	$52.05
5/21/2008	100	$52.22
5/21/2008	100	$52.04
5/21/2008	100	$52.23
5/21/2008	300	$52.23
5/22/2008	1,300	$50.10
5/22/2008	800	$50.08
5/22/2008	600	$50.39
5/22/2008	400	$50.06
5/22/2008	1,300	$50.21
5/22/2008	1,600	$50.11
5/22/2008	1,100	$50.24
5/22/2008	500	$49.90
5/22/2008	200	$50.15
5/22/2008	4,300	$50.05
5/22/2008	200	$50.07
5/22/2008	1,000	$49.85
5/22/2008	1,700	$49.87
5/22/2008	100	$50.27
5/22/2008	1,000	$50.12
5/22/2008	700	$50.13
5/22/2008	200	$50.30
5/22/2008	100	$49.92
5/22/2008	400	$49.86
5/22/2008	400	$49.88
5/22/2008	400	$49.95
5/22/2008	100	$50.34
5/22/2008	200	$49.89
5/22/2008	100	$50.25
5/22/2008	100	$50.22
5/22/2008	100	$50.16
5/22/2008	200	$50.00
5/22/2008	100	$49.93

Date of	Number of Shares	Price per Share
Transaction	Purchased (ADS)	(US$)

5/22/2008	100	$50.09
5/22/2008	100	$50.14
5/22/2008	200	$50.48
5/22/2008	400	$50.49
5/22/2008	200	$50.40
5/22/2008	100	$50.52
5/22/2008	400	$50.66
5/22/2008	300	$50.64
5/22/2008	700	$50.65
5/22/2008	1,000	$50.45
5/22/2008	800	$50.42
5/22/2008	1,600	$50.35
5/22/2008	200	$50.53
5/22/2008	100	$50.31
5/22/2008	800	$50.47
5/22/2008	500	$50.37
5/22/2008	400	$50.28
5/22/2008	100	$50.29
5/22/2008	400	$50.36
5/22/2008	400	$50.38
5/22/2008	2,200	$50.50
5/22/2008	300	$50.51
5/22/2008	1,000	$50.54
5/22/2008	500	$50.55
5/22/2008	800	$50.63
5/22/2008	2,800	$50.60
5/22/2008	1,800	$50.59
5/22/2008	200	$50.61
5/22/2008	400	$50.58
5/22/2008	900	$50.56
5/22/2008	700	$50.57
5/22/2008	2,700	$50.46
5/22/2008	26	$50.32
5/22/2008	500	$50.41
5/22/2008	100	$50.43
5/22/2008	274	$50.44

	Number of
Date of	Shares Purchased	Price per Share
Transaction	(Series B)	(MXP)

5/14/2008	2,700	$55.25
5/14/2008	6,000	$55.25
5/14/2008	500	$55.25
5/14/2008	6,000	$55.25
5/14/2008	1,600	$55.25
5/14/2008	1,000	$55.25
5/14/2008	24,000	$55.25
5/14/2008	1,800	$55.25
5/14/2008	5,000	$55.25
5/14/2008	17,000	$55.25

	Number of
Date of	Shares Purchased	Price per Share
Transaction	(Series B)	(MXP)

5/14/2008	3,000	$55.25
5/14/2008	6,400	$55.25
5/14/2008	400	$55.25
5/14/2008	15,000	$55.25
5/14/2008	9,600	$55.25
5/20/2008	300	$55.37
5/20/2008	300	$55.37
5/20/2008	10,400	$55.37
5/20/2008	4,400	$55.50
5/20/2008	15,000	$55.50
5/20/2008	600	$55.48
5/20/2008	2,600	$55.33
5/20/2008	15,000	$55.75
5/20/2008	2,300	$55.75
5/20/2008	2,000	$55.75
5/20/2008	3,000	$55.75
5/20/2008	27,000	$55.75
5/20/2008	2,100	$55.74
5/20/2008	100	$55.70
5/20/2008	14,900	$55.75
5/20/2008	1,000	$55.66
5/20/2008	9,000	$55.66
5/21/2008	5,000	$55.26
5/21/2008	300	$55.30
5/21/2008	19,700	$55.34
5/21/2008	2,700	$55.31
5/21/2008	1,000	$55.26
5/21/2008	4,000	$55.25
5/21/2008	2,700	$55.21
5/21/2008	5,000	$55.20
5/21/2008	2,700	$55.07
5/21/2008	2,400	$55.13
5/21/2008	10,000	$55.20
5/21/2008	5,000	$55.32
5/21/2008	5,000	$55.15
5/21/2008	9,600	$55.07
5/21/2008	6,000	$54.99
5/21/2008	3,000	$54.80
5/21/2008	900	$54.80
5/21/2008	5,000	$54.70
5/21/2008	10,000	$54.60
5/21/2008	10,000	$54.03
5/21/2008	750	$54.03
5/21/2008	1,350	$54.10
5/21/2008	100	$54.14
5/21/2008	10,000	$54.25
5/21/2008	7,800	$54.25
5/21/2008	4,400	$54.25
5/21/2008	4,100	$54.25
5/21/2008	7,500	$54.15
5/21/2008	7,500	$54.15

	Number of
Date of	Shares Purchased	Price per Share
Transaction	(Series B)	(MXP)

5/21/2008	2,500	$54.10
5/21/2008	100	$54.00
5/21/2008	100	$54.00
5/21/2008	750	$54.00
5/21/2008	6,550	$54.15
5/21/2008	5,000	$54.14
5/21/2008	150	$54.15
5/21/2008	100	$54.15
5/21/2008	4,750	$54.15
5/21/2008	100	$54.00
5/21/2008	100	$54.00
5/22/2008	10,000	$54.30
5/22/2008	5,000	$54.30
5/22/2008	2,100	$54.21
5/22/2008	3,300	$54.31
5/22/2008	6,800	$54.31
5/22/2008	8,100	$54.44
5/22/2008	10,000	$54.37
5/22/2008	2,700	$54.25
5/22/2008	2,700	$54.25
5/22/2008	5,400	$54.21
5/22/2008	2,000	$53.95
5/22/2008	500	$53.95
5/22/2008	5,000	$53.95
5/22/2008	2,700	$53.92
5/22/2008	1,800	$53.90
5/22/2008	1,600	$54.00
5/22/2008	1,600	$54.00